Exhibit A
CERTIFICATE OF THE DESIGNATIONS, POWERS
PREFERENCES AND RIGHTS
OF THE
SERIES A PREFERRED STOCK
($0.001 PAR VALUE PER SHARE)

OF

SINO AGRO FOOD, INC.
A NEVADA CORPORATION

Sino Agro Food, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), there hereby is created, out of the 10,000,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation authorized in the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock of the Corporation consisting of 100 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

1.             Designation and Amount.

This series of Preferred Stock shall be designated “Series A Preferred Stock” and the authorized number of shares constituting such series shall be 100.  The par value of the Series A Preferred Stock shall be $0.001 per share. Shares of the Series A Preferred Stock shall have a stated value of One Dollar ($1.00) per share (the “Stated Value”).

2.             Dividends.

The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends.

3.             Preferences on Liquidation.

(a)            Subject to the provisions of Section 6 below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share.

4.             Voting Rights.

Except as otherwise required by law or by the Certificate of Incorporation and except as set forth in Section 6(b) below, the outstanding shares of Series A Preferred Stock shall vote together with the shares of Common Stock of the Corporation as a single class and, regardless of the number of shares of Series A Preferred Stock outstanding and as long as at least one of such shares of Series A Preferred Stock is outstanding, shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders.  Each outstanding share of the Series A Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series A Preferred Stock.

5.           Negative Covenants.

The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

6.           Ranking; Changes Affecting Series A.

(a)            The Series A Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Corporation, and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Corporation and any other class or series of stock of the Corporation which by its term shall rank senior to the Series A Preferred Stock.

(b)           So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not (i) alter or change any of the powers, preferences, privileges or rights of the Series A Preferred Stock, or (ii) amend the provisions of this Section 6; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, as to changes affecting the Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President this 19th day of April, 2010.

Sino Agro Food, Inc.

/s/ Solomon Lee

By:
Solomon Lee
CEO and Chairman